Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Time Warner Cable Inc. of our report dated February 19, 2009, except for the “Changes in Basis of Presentation” as discussed in Note 1, as to which the date is June 8, 2009, with respect to the consolidated financial statements, schedule, and supplementary information of Time Warner Cable Inc. included in this Current Report (Form 8-K):
1) Form S-8 No. 333-141579
2) Form S-3 No. 333-151671
/s/ ERNST & YOUNG LLP
Charlotte, North Carolina
June 19, 2009